Exhibit II
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               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                           OF SERIES B PREFERRED STOCK

                                       OF

                          RHEOMETRIC SCIENTIFIC, INC.


         Rheometric Scientific, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designation under the corporate seal of the Corporation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation (the "Certificate of Incorporation"), the Board of Directors has duly adopted the following resolutions:

         RESOLVED, that, pursuant to Article Fourth of the Certificate of Incorporation (which authorizes 1,000,000 shares of Preferred Stock, par value $.01 per share, the Board of Directors hereby creates a series of preferred stock consisting of two thousand (2,000) shares to be designated as Series B Preferred Stock (the "Series B Preferred Stock," and each such share, a "Series B Share" and all such shares, the "Series B Shares"), and fixes the designations and preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions of such Series B Preferred Stock.

                            Series B Preferred Stock

         RESOLVED, that the holders of the Series B Preferred Stock, except as otherwise provided by law, shall have and possess the following rights and preferences subject to the following qualifications, limitations and restrictions. Except as otherwise provided in this Certificate of Designation or as otherwise required by applicable law, all Series B Shares shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

         1. Designation, Number of Shares. This series of Preferred Stock shall be designated as the "Series B Preferred Stock," and the number of shares which shall constitute such series shall be two thousand (2,000). The par value of the Series B Preferred Stock shall be $.01 per share.

         2. Dividends. No dividends shall be payable on the Series B Preferred Stock. So long as any shares of Series B Preferred Stock are outstanding, no dividend or other distribution, whether in liquidation or otherwise (other than those payable solely in Junior Securities of the Corporation), shall be declared or paid, or set apart for payment on or in respect of, any Junior Securities.

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         3. Liquidation Preference.

            (a) Priority. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation legally available for distribution to its stockholders, shall be distributed in the following order of priority:

                (i) The holders of Series B Shares shall be entitled to receive, prior and in preference to any distribution in such liquidation, dissolution or winding up of any of the assets of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise) to the holders of shares of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the Stated Value for each outstanding Series B Share then held by them. If, upon occurrence of any such distribution, the assets of the Corporation thus distributed among the holders of Series B Shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets of the Corporation legally available for distribution shall be distributed on a pro rata basis among the holders of Series B Shares (in proportion to the number of Series B Shares held by each such holder).

                (ii) After payment in full to the holders of Series B Preferred Stock described in Section 3(a)(i) hereof have been made, then, to the extent available and subject to the rights of holders of other Junior Securities, the remaining assets of the Corporation shall be distributed among the holders of shares of Common Stock pro rata based on the number of shares of Common Stock held by each.

            (b) Notice. The Corporation shall mail written notice of such liquidation, dissolution or winding up, stating the circumstances for the distribution, the payment date, location and the distribution amounts not less than 30 days prior to the payment date stated therein, to each record holder of Series B Preferred Stock.

            (c) Change of Control, etc. Neither (i) a Change of Control nor (ii) a reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3.

         4. Redemptions.

            (a) Mandatory Redemption. On the earliest of (i) the date of consummation of a sale of all or substantially all of the assets of the Corporation and its subsidiaries (on a consolidated basis), (ii) the date of consummation of a sale of any major portion of the assets of the Corporation and its subsidiaries (on a consolidated basis), (iii) the date of consummation of a sale of any subsidiary or division of the Corporation that is as of the date of such sale a "significant subsidiary" of the Corporation as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (assuming, in the case of any such division, that such division were a subsidiary of the Corporation), (iv) the date of

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occurrence of a Change in Control, (v) the date of consummation of a sale by the
Corporation of any shares of Common Stock or Preferred Stock to the public, and
(vi) any acceleration of indebtedness for borrowed money in excess of $1,000,000 of the Corporation or any subsidiary of the Corporation (the "Mandatory Redemption Date"), the Corporation shall redeem all issued and outstanding
Series B Shares, at a price per Series B Share equal to the Redemption Price (as defined below); provided, however, that in the case of a mandatory redemption triggered by clauses (ii), (iii) or (v) above, the Corporation shall be obligated to redeem only that number of shares as may be redeemed at the Redemption Price using 50% of the net proceeds to the Corporation from such sale of a major portion of assets, sale of a subsidiary or division or sale to the public.

            (b) Optional Redemptions. Subject to the terms hereof, the Corporation may at its option at any time, redeem all or any portion of the shares of Series B Preferred Stock in multiples of not less than $100,000 then outstanding at a price per Series B Share equal to the Redemption Price. All partial optional redemptions of Series B Preferred Stock pursuant to this
Section 4(b) shall be made pro rata among the holders of such Series B Shares on the basis of the number of Series B Shares held by each such holder in the order and priority specified in Section 4(c). Redemptions made pursuant to this
Section 4(b) shall not relieve the Corporation of its obligations to redeem the then outstanding Series B Shares on the Mandatory Redemption Date.

            (c) Redemption Price. For each Series B Share which is to be redeemed, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Series B Share) an amount in immediately available funds equal to the Redemption Price. If the Corporation's funds which are legally available for redemption of Series B Shares on any Redemption Date are insufficient to redeem the total number of Series B Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Series B Shares to be redeemed (if any) ratably among the holders of the Series B Shares to be redeemed based upon the aggregate Stated Value of such Series B Shares held by each such holder and other Series B Shares not so redeemed shall remain issued and outstanding until redeemed in accordance with the terms hereof. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series B Shares, such funds shall immediately be used to redeem the balance of the Series B Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed in the order and priority set forth above.

            (d) Notice of Redemption. The Corporation shall mail first class, postage pre-paid, written notice of each redemption of Series B Preferred Stock to each record holder of Series B Shares to be redeemed at least 30 days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption which relates to a redemption at the Corporation's option pursuant to
Section 4(b), the Corporation shall become obligated to redeem the total number of Series B Shares specified in such notice at the time of redemption specified therein. In case fewer than the total number of Series B Shares represented by any

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certificate are redeemed, a new certificate representing the number of unredeemed Series B Shares (including, if applicable, fractional shares) shall be issued to the holder thereof without cost to such holder within 10 Business Days after surrender of the certificate representing the redeemed Series B Shares.

            (e) Determination of the Number of Each Holder's Series B Shares to be Redeemed. Except as otherwise provided herein, the number of Series B Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Series B Shares determined by multiplying the total number of Series B Shares to be redeemed by a fraction, the numerator of which shall be the total number of Series B Shares then held by such holder and the denominator of which shall be the total number of Series B Shares then outstanding.

            (f) Actual Redemption Date. On the Actual Redemption Date of a Series B Share, all rights of the holder of such Series B Share with respect to such Series B Share shall cease, and such Series B Share shall not be deemed to be outstanding.

            (g) Redeemed or Otherwise Acquired Series B Shares. Shares of Series B Preferred Stock which have been issued and reacquired in any manner, including shares purchased, redeemed or exchanged, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in any resolution adopted by the Board of Directors providing for the issuance of any series of Preferred Stock; provided, however, that no such issued and reacquired shares of Series B Preferred Stock shall be, and the Corporation covenants that no such issued and reacquired shares of Series B Preferred Stock shall be, reissued or sold as Series B Preferred Stock.

            (h) Priority. The Corporation shall make all redemption payments to which the holders of the Series B Preferred Stock shall become entitled to under this Section 4 prior to making any permitted dividend or other distribution on, or any purchase, redemption or other acquisition or retirement for value of, any Junior Securities or making available a sinking fund for the purchase or redemption of any Junior Securities.

            (i) Revolving Credit, Term Loan and Security Agreement. Notwithstanding anything in this Section 4 to the contrary, the Corporation shall not be required to make any payment in respect of a Mandatory Redemption Date to the extent such action would cause the Corporation to breach the Revolving Credit, Term Loan and Security Agreement, dated as of March 6, 2000, by and among PNC Bank, National Association, the Corporation and certain subsidiaries thereof, as amended; provided, however, that the holders of the Series B Shares that are not redeemed in reliance upon this paragraph shall be entitled to receive the benefit of the increase in the Stated Value Percentage set forth in clause (ii) (y) of the definition thereof.

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         5. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Series B Preferred Stock shall have no voting rights. With respect to any issue required to be voted on and approved by holders of Series B Preferred Stock, the holders of Series B Preferred Stock shall vote as a single class.

         6. Covenants. Notwithstanding anything to the contrary contained in this Certificate of Designation, the Corporation shall not take any of the following actions without the prior written consent of the holders of 66 2/3% of the then outstanding shares of Series B Preferred Stock, voting together as a single class: (i) creating or issuing any class or series of equity security of the Corporation that is senior or pari passu in priority to the Series B Preferred Stock with respect to dividends, redemption, liquidation, winding up or dissolution of the Corporation; (ii) modifying any Junior Securities so as to become senior or pari passu in priority to the Series B Preferred Stock with respect to dividends, redemption, liquidation, winding up or dissolution of the Corporation; (iii) declaring, paying or making any dividends or other distributions on any Junior Securities (other than dividends declared in connection with any stock splits, stock dividends, share combinations, share exchanges or other recapitalizations in which such dividends are made in the form of Junior Securities); (iv) directly or indirectly redeeming, retiring, repurchasing or otherwise acquiring any shares of Series B Preferred Stock (except to the extent allowed or required by Section 4(a) or Section 4(b) hereof) or any Junior Securities (or authorizing or allowing any subsidiary of the Corporation to do so); (v) increasing the number of shares constituting the Series B Preferred Stock from the number of shares established by this Certificate of Designation or taking any action that adversely alters or changes the rights, preferences, or privileges of the Series B Preferred Stock; and (vi) creating or issuing any class or series of equity security of the Corporation that is subject to mandatory redemption, in whole or in part, by the Corporation while any shares of Series B Preferred Stock are outstanding (whether or not such redemption is contingent on the occurrence of any event or circumstance).

         7. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series B Preferred Stock. Upon the surrender of any certificate representing Series B Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series B Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series B Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

         8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series B Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate


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of like kind representing the number of Series B Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

         9. Definitions. In addition to the terms defined elsewhere herein, as used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "Actual Redemption Date" means the Redemption Date; provided, however, that no such Redemption Date shall be an Actual Redemption Date unless the Redemption Price is actually paid in full on such Redemption Date, and if not so paid, the Actual Redemption Date shall be the date on which such Redemption Price is fully paid.

         "Affiliate" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person, or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Business Day" means any day, excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are required or authorized by law or other governmental actions to close.

         "Change in Control" means the occurrence of: (i) any "person" (as such term is used in Section 13(d) of the Exchange Act), other than the Initial Holder and its respective Affiliates, individually or as a group, becoming a "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Corporation's outstanding capital stock; (ii) the first day on which a majority of the members of the Board of Directors of the Corporation are not Continuing Directors; or (iii) the Corporation's consolidation with, or merger with or into, any Person or any Person's consolidation with, or merger with or into, the Corporation, other than a transaction with the Initial Holder or an Affiliate thereof, pursuant to a transaction in which more than 50% of the outstanding voting capital stock of the Corporation is converted into or exchanged for cash, securities or other property.

         "Common Stock" means the Corporation's Common Stock, $.01 par value per share.

         "Continuing Directors" means those members of the Board of Directors who (i) were members of the Board of Directors on the date of issuance of the Series B Preferred Stock,

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or (ii) were nominated or elected by a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election, or (iii) were affirmatively voted for by the holders of not less than 66 2/3% of the Series B Shares then outstanding, in their capacities as holders of Common Stock, at the meeting (including a written consent in lieu of a meeting) at which such members were elected to the Board of Directors.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Initial Holder" means Andlinger Capital XXVI LLC, a Delaware limited liability company.

         "Junior Securities" means (i) the Common Stock and (ii) all other equity securities issued by the Corporation other than the Series B Preferred Stock.

         "Original Series B Issue Price" means $1,000 per share of Series B Preferred Stock.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof or any other entity of any kind.

         "Redemption Date" as to any Series B Share means (x) in reference to a mandatory redemption pursuant to Section 4(a) hereof, the Mandatory Redemption Date and (y) in reference to a redemption at the Corporation's option pursuant to Section 4(b) hereof, the date specified in the notice of any redemption at the Corporation's option as provided in Section 4(d).

         "Redemption Price" means, with respect to any Series B Share, the Stated Value of such Series B Share on the Redemption Date; provided, however, in the event that the Redemption Price is not paid in full on the Redemption Date, "Redemption Price" means the Stated Value of such Series B Share on the Actual Redemption Date.

         "Stated Value" means, as to each Series B Share, the product of the Original Series B Issue Price multiplied by the Stated Value Percentage, appropriately adjusted for any stock splits, reverse stock splits, combinations, recapitalizations and similar transactions with respect to the Series B Preferred Stock.

         "Stated Value Percentage" means, as to each Series B Share, 101% plus an additional 1% for each calendar month completed following the date of original issuance of such Series B Share until the Redemption Date plus, if the Actual Redemption Date is after the Redemption Date, an additional 1 1/3% for each calendar month completed following the Redemption Date until the Actual Redemption Date.

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         10. Amendment and Waiver

         No amendment, supplement, modification or waiver shall be binding or effective with respect to any provision of this Certificate of Designation without the prior written consent of the holders of 66 2/3% of the shares of Series B Preferred Stock then outstanding. Notwithstanding anything to the contrary contained herein, no amendment, supplement, modification or waiver of any provision of this Certificate of Designation that adversely affects any holder of Series B Preferred Stock and is prejudicial to such holder relative to all other holders of Series B Preferred Stock shall be effective against such holder without such holder's consent.

         11. Notices.

         Except as otherwise expressly provided herein, all communications and notices provided for hereunder shall be in writing (including facsimile or electronic transmission or similar writing) and shall be given (i) to the Corporation, at its principal executive offices and (ii) to any holder, at such holder's address as it appears in the stock records of the Corporation (or at such other address or facsimile number as such holder may hereafter specify for the purposes of notice to such holder). Each such notice or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in accordance with this Section 11 and confirmation is received, (ii) if given by U.S. Certified or registered mail, postage prepaid, five (5) Business Days following such posting, (iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified in accordance with this Section 11.

         12. Successors and Transferees.

         The provisions applicable to shares of Series B Preferred Stock shall bind and inure to the benefit of and be enforceable by the Corporation, the successors to the Corporation, and by any record holder, as reflected on the Corporation's books and records, of shares of Series B Preferred Stock.



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         IN WITNESS WHEREOF, Rheometric Scientific, Inc. has caused this
Certificate of Designation, Preferences and Rights of Series B Preferred Stock to be duly executed by its Vice President and attested to by its Assistant Secretary and has caused its corporate seal to be affixed hereto, this 8th day of August, 2002.

                                 RHEOMETRIC SCIENTIFIC, INC.



                                 By:  /s/ Matthew Bilt
                                      -----------------------------------------
                                      Matthew Bilt
                                      Vice President

(Corporate Seal)

ATTEST:


/s/ Joseph Musanti
-----------------------
Joseph Musanti
Assistant Secretary




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